EXHIBIT 99.1
June 30, 2008
SECURITIES AND EXCHANGE COMMISSION:
Our report on the financial statements of the Savings Banks Employees Retirement Association 401(k) Plan as adopted by Legacy Banks for the year ended December 31, 2007 has not been issued to the Plan Sponsor because our audit procedures have not been completed. We will complete our audit procedures within the fifteen day extension period.
Certified Public Accountants
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